SUB-ADVISORY AGREEMENT

THIS AGREEMENT is between American  Skandia  Investment  Services,  Incorporated
(the   "Investment   Manager")  and  A  I  M  Capital   Management,   Inc.  (the
"Sub-Advisor").

WHEREAS American Skandia Trust (the "Trust") is a Massachusetts business trust organized with one or more series of shares, and is registered as an investment company under the Investment Company Act of 1940 (the "ICA"); and

WHEREAS the trustees of the Trust (the "Trustees") have engaged the Investment Manager to act as investment manager for the AST AIM Balanced Portfolio (the "Portfolio") under the terms of a management agreement, dated May 4, 1999, with the Trust (the "Management Agreement"); and

WHEREAS the Investment Manager has engaged the Sub-Advisor and the Trustees have approved the engagement of the Sub-Advisor to provide investment advice and other investment services set forth below;

NOW, THEREFORE the Investment Manager and the Sub-Advisor agree as follows:

1. Investment Services. The Sub-Advisor will furnish the Investment Manager with investment advisory services in connection with a continuous investment program for the Portfolio which is to be managed in accordance with the investment objective, investment policies and restrictions of the Portfolio as set forth in the Prospectus and Statement of Additional Information of the Trust and in accordance with applicable provisions of the Trust's Declaration of Trust and By-laws provided to the Sub-Advisor from time to time by the Investment Manager. Officers, directors, and employees of Sub-Advisor will be available to consult with Investment Manager and the Trust, their officers, employees and Trustees concerning the business of the Portfolio. Investment Manager will promptly furnish Sub-Advisor with any amendments to any of the foregoing documents (the "Documents"). Any amendments to the Documents will not be deemed effective with respect to the Sub-Advisor until the Sub-Advisor's receipt thereof.

         Subject to the supervision and control of the Investment Manager, which is in turn subject to the supervision and control of the Trust's Board of Trustees, the Sub-Advisor will in its discretion determine and select the securities to be purchased for and sold from the Portfolio from time to time and will place orders with and give instructions to brokers, dealers and others for all such transactions and cause such transactions to be executed. Custody of the Portfolio will be maintained by a custodian bank (the "Custodian") and the Investment Manager will authorize the Custodian to honor orders and instructions by employees of the Sub-Advisor designated by the Investment Manager to settle transactions in respect of the Portfolio. No assets may be withdrawn from the Portfolio other than for settlement of transactions on behalf of the Portfolio except upon the written authorization of appropriate officers of the Trust who shall have been certified as such by proper authorities of the Trust prior to the withdrawal. The Sub-Advisor shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Trust. Any records required to be maintained by the Sub-advisor shall be the property of the Trust and surrendered to the Trust promptly upon request or upon termination of this Agreement. The Sub-Advisor may retain copies of any records surrendered to the Trust.

         To the extent deemed necessary by the Sub-Advisor in connection with the investment program for the Portfolio, the Sub-Advisor will obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolio, and concerning the individual issuers whose securities are included in the Portfolio or the activities in which they engage, or with respect to securities which the Sub-Advisor considers desirable for inclusion in the Portfolio or such other information as the Sub-Advisor deems relevant.

The Sub-Advisor represents that it has reviewed the Registration Statement of the Trust filed with the Securities and Exchange Commission on April 28, 1999 and provided to the Sub-Advisor by the Investment Manager. The Sub-Advisor further represents and warrants that, with respect to disclosure about the Sub-Advisor and the investment program for the Portfolio furnished or commented upon in writing by the Sub-Advisor to the Investment Manager or the Trust expressly for use in such Registration Statement, such Registration Statement contains, as of the date thereof, no untrue statement of material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Sub-Advisor makes no representations or warranties regarding (i) the accuracy or adequacy of any disclosure in such Registration Statement regarding the degree and nature of the risks associated with particular types of investments, or (ii) any disclosure in the Registration Statement with respect to which the Investment Manager did not include information provided by the Sub-Advisor expressly for use therein.

         In furnishing the services under this Agreement, the Sub-Advisor will comply with the requirements of the ICA and will use its best efforts to cause the Portfolio to comply with the adequate diversification requirements of
Section 817(h)(2) and the Subchapter M qualification requirements of Section 851(b)(2) and (3) of the Internal Revenue Code, applicable to the Portfolio, and the regulations promulgated thereunder, to the extent such compliance is within the Sub-Advisor's control. Sub-Advisor shall also comply with (i) other applicable provisions of federal law; (ii) the provisions of the Declaration of Trust and By-laws of the Trust communicated to the Sub-Advisor pursuant to paragraph 1 of this Agreement; (iii) policies and determinations of the Trust and Investment Manager communicated to the Sub-Advisor in writing; (iv) the fundamental policies and investment restrictions of the Trust, as set out in the Trust's registration statement under the ICA, or as amended by the Trust's shareholders, and communicated to the Sub-Advisor; (v) the Prospectus and Statement of Additional Information of the Trust as provided to the Sub-Advisor; and (vi) investment guidelines or other instructions received in writing from Investment Manager. Sub-Advisor shall supervise and monitor the activities of its representatives, personnel and agents in connection with the investment program of the Portfolio.

         Unless the Investment Manager gives the Sub-Advisor written instructions to the contrary, the Sub-Advisor shall use its good faith judgment in a manner that it reasonably believes best serves the interests of the Portfolio's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested.

         Nothing in this Agreement shall be implied to prevent the Investment Manager from engaging other sub-advisors to provide investment advice and other services in relation to portfolios of the Trust for which Sub-Advisor does not provide such services, or to prevent Investment Manager from providing such services itself in relation to such portfolios.

2. Delivery of Documents to Sub-Advisor. The Investment Manager has furnished the Sub-Advisor with copies of each of the following documents:

     (a)  The Declaration of Trust of the Trust as in effect on the date hereof;

     (b)  The By-laws of the Trust in effect on the date hereof;

     (c) The resolutions of the Trustees approving the engagement of the Sub-Advisor as Sub-Advisor to the Investment Manager and approving the form of this agreement;

     (d) A certificate of the inspector of election from the meeting of shareholders of the Portfolio at which this Agreement was approved, which certificate indicates that such shareholders have approved this Agreement;

     (e) The resolutions of the Trustees selecting the Investment Manager as investment manager to the Trust and approving the form of the Investment Manager's Management Agreement with the Trust;

     (f)  The Investment Manager's Management Agreement with the Trust;

     (g) The Code of Ethics of the Trust and of the Investment Manager as currently in effect; and

     (h) A list of companies the securities of which are not to be bought or sold for the Portfolio because of non-public information regarding such companies that is available to Investment Manager or the Trust, or which, in the sole opinion of the Investment Manager, it believes such non-public information would be deemed to be available to Investment Manager and/or the Trust.

         The Investment Manager will furnish the Sub-Advisor from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (a) through (g) above will be provided within 30 days of the time such materials became available to the Investment Manager. Such amendments or supplements as to item (h) above will be provided not later than the end of the business day next following the date such amendments or supplements become known to the Investment Manager.

3. Delivery of Documents to the Investment Manager. The Sub-Advisor has furnished the Investment Manager with copies of each of the following documents:

     (a) The Sub-Advisor's Form ADV as filed with the Securities and Exchange Commission;

     (b)  The Sub-Advisor's most recent balance sheet;

     (c)  Separate  lists  of  persons  who  the  Sub-Advisor   wishes  to  have
          authorized to give written and/or oral instructions to Custodians of Trust assets for the Portfolio;

     (d)  The Code of Ethics of the Sub-Advisor as currently in effect.

         The Sub-Advisor will thereafter furnish the Investment Manager with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to items (a), (c) and (d) above within 30 days of the time such materials become available to the Sub-Advisor. With respect to item (b) above, the Sub-Advisor will thereafter furnish the Investment Manager, within 30 days of the time such materials become available to the Sub-Advisor, with a copy of the Sub-Advisor's audited balance sheet as at the end of each fiscal year of the Sub-Advisor.

4. Investment Advisory Facilities. The Sub-Advisor, at its expense, will furnish all necessary investment facilities, including salaries of personnel required for it to execute its duties faithfully.

5. Execution of Portfolio Transactions. The Sub-Advisor is responsible for decisions to buy and sell securities for the Portfolio, broker-dealer selection, and negotiation of brokerage commission rates. Sub-Advisor shall determine the securities to be purchased or sold by the Portfolio pursuant to its determinations with or through such persons, brokers or dealers, in conformity with the policy with respect to brokerage as set forth in the Trust's Prospectus and Statement of Additional Information, or as the Board of Trustees may determine from time to time. Generally, the Sub-Advisor's primary consideration in placing Portfolio securities transactions with broker-dealers for execution is to obtain and maintain the availability of best execution at the best net price and in the most effective manner possible. The Sub-Advisor may consider sale of the shares of the Portfolio, as well as recommendations of the Investment Manager, subject to the requirements of best net price and most favorable execution and, if applicable, legal requirements relating to the use of broker-dealers affiliated with the Trust.

         Consistent with this policy, the Sub-Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Portfolio on a continuing basis. Accordingly, the cost of the brokerage commissions to the Portfolio may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies and procedures as the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty solely by reason of its having caused the Portfolio to pay a broker-dealer that provides research services to the Sub-Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the research services provided by such broker, viewed in terms of either that particular transaction or the Sub-Advisor's overall responsibilities with respect to the Portfolio and to other clients of the Sub-Advisor as to which the Sub-Advisor exercises investment discretion. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Portfolio to such broker-dealers who also provide research or statistical material, or other services to the Portfolio or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations and the Sub-Advisor will report on said allocations to the Investment Manager regularly as requested by the Investment Manager and, in any event, at least once each calendar year if no specific request is made, indicating the brokers to whom such allocations have been made and the basis therefor.

6. Reports by Sub-Advisor. The Sub-Advisor shall furnish the Investment Manager monthly, quarterly and annual reports concerning transactions and performance of the Portfolio, including information requested for inclusion in the Trust's Registration Statement, in such form as may be mutually agreed, to review the Portfolio and discuss the management of it. The Sub-Advisor shall supply the Investment Manager and the Trust with such information as may be necessary to respond to a specific request of the Trust's Board of Trustees or its agents. The Sub-Advisor shall permit the books and records with respect to the Portfolio to be inspected and audited by the Trust, the Investment Manager or their agents at all reasonable times during normal business hours. The Sub-Advisor shall immediately notify and forward to the Investment Manager and the Trust any legal process served upon it on behalf of the Investment Manager or the Trust. The Investment Manager and the Trust shall immediately notify and forward to the Sub-Advisor any legal process served upon them on behalf of the Sub-Advisor. The Sub-Advisor shall promptly notify the Investment Manager of any changes in any information concerning the Sub-Advisor or the investment program for the Portfolio required to be disclosed in the Trust's Registration Statement.

7. Compensation of Sub-Advisor. The amount of the compensation to the Sub-Advisor is computed at an annual rate. The fee is payable monthly in arrears, based on the average daily net assets of the Portfolio for each month, at the annual rates shown below.

         For all services rendered, the Investment Manager will calculate and pay the Sub-Advisor at the annual rate equal to the following percentages of the combined average daily net assets of the Portfolio and the series of American Skandia Advisor Funds, Inc. that is managed by the Sub-advisor and identified by the Sub-Advisor and the Investment Manager as being similar to the Portfolio:
 .45 of 1% of the portion of the combined average daily net assets not in excess of $75 million; plus .40 of 1% of the portion of the combined average daily net assets over $75 million but not in excess of $150 million; plus .35 of 1% of the portion of the combined average daily net assets in excess of $150 million.

         In computing the fee to be paid to the Sub-Advisor, the net asset value of the Portfolio shall be valued as set forth in the then current registration statement of the Trust. If this Agreement is terminated, the payment shall be prorated to the date of termination. The fee for the period from the effective date of the Agreement to the end of the month during which the effective date occurs shall be prorated according to the proportion that such period bears to the full monthly period.

         Investment Manager and Sub-Advisor shall not be considered as partners or participants in a joint venture. Sub-Advisor will pay its own expenses for the services to be provided pursuant to this Agreement and will not be obligated to pay any expenses of Investment Manager or the Trust, including without limitation brokerage expenses and custodian fees. Except as otherwise provided herein, Investment Manager and the Trust will not be obligated to pay any expenses of Sub-Advisor.

         Unless otherwise agreed in writing by the Investment Manager and Sub-Advisor, the waiver by the Investment Manager of any fees it is entitled to receive under the Management Agreement shall not offset the obligation of the Investment Manager to compensate the Sub-Advisor pursuant to this paragraph 7.

8. Confidential Treatment. It is understood that any information or recommendation supplied by the Sub-Advisor in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Investment Manager, the Trust or such persons the Investment Manager may designate in connection with the Portfolio. It is also understood that any information supplied to Sub-Advisor in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Portfolio, is to be regarded as confidential and for use only by the Sub-Advisor in connection with its obligation to provide investment advice and other services to the Portfolio.

9. Representations of the Parties. Each party to this Agreement hereby acknowledges that it is registered as an investment advisor under the Investment Advisers Act of 1940 (the "Advisers Act"), that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.

10. Liability. The Sub-Advisor shall use its best efforts and judgment and shall act in good faith in rendering services hereunder. However, so long as the Sub-Advisor has acted in good faith and has used its best efforts and judgment, the Sub-Advisor, its officers, directors and employees shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, any shareholder of the Portfolio or the Investment Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Investment Manager, the Trust or to the shareholders of the Portfolio to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor's reckless disregard of its obligations and duties under this Agreement.

         The Investment Manager agrees that the Sub-Advisor shall not be liable for any failure to recommend the purchase or sale of any security on behalf of the Portfolio on the basis of any information which might, in Sub-Advisor's opinion, constitute a violation of any federal or state laws, rules or regulations.

11. Other Activities of Sub-Advisor. Investment Manager agrees that the Sub-Advisor and any of its officers or employees, and persons affiliated with it or with any such officer or employee may render investment management or advisory services to other investors and institutions, and such investors and institutions may own, purchase or sell, securities or other interests in property the same as or similar to those which are selected for purchase, holding or sale for the Portfolio, and the Sub-Advisor shall be in all respects free to take action with respect to investments in securities or other interests in property the same as or similar to those selected for purchase, holding or sale for the Portfolio. Purchases and sales of individual securities on behalf of the Portfolio and other portfolios of the Trust or accounts for other investors or institutions will be made on a basis that the Sub-Advisor believes is equitable to all accounts. The Investment Manager and the Trust recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Investment Manager and the Trust understand (i) that the persons employed by the Sub-Advisor to assist in the performance of the Sub-Advisor's duties under this Agreement generally will not devote their full time to such service, and (ii) the Sub-Advisor and any affiliate of the Sub-Advisor may engage in and devote time and attention to other businesses or to rendering services of whatever kind or nature. Nothing in this Agreement shall impose upon the Sub-Advisor any obligation to purchase or sell or recommend for purchase or sale, for the Portfolio any security which it, its officers, affiliates or employees may purchase or sell for the Sub-Advisor or such officer's, affiliate's or employee's own accounts or for the account of any other client, advisory or otherwise.

12. Continuance and Termination. This Agreement shall remain in full force and effect for one year from the date hereof, and is renewable annually thereafter by specific approval of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio. Any such renewal shall also be approved by the vote of a majority of the Trustees who are not interested persons under the ICA, cast in person at a meeting called for the purpose of voting on such renewal. This agreement may be terminated without penalty at any time by the Investment Manager or Sub-Advisor upon 60 days written notice or by the Board of Trustees of the Trust or by a vote of the outstanding voting securities of the Portfolio, and will automatically terminate in the event of its assignment by either party to this Agreement, as defined in the ICA, or (provided Sub-Advisor has received prior written notice thereof) upon termination of the Investment Manager's Management Agreement with the Trust.

13. Notification. Sub-Advisor will notify the Investment Manager within a reasonable time of any change in the personnel of the Sub-Advisor with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to a Custodian of the Trust.

         Any notice, instruction or other communication required or contemplated by this Agreement shall be in writing. All such communications shall be addressed to the recipient at the address set forth below, provided that either party may, by notice, designate a different address for such party.

Investment Manager:        American Skandia Investment Services, Incorporated
                           One Corporate Drive
                           Shelton, Connecticut  06484
                           Attention:  John Birch
                           Senior Vice President & Chief Operating Officer

Sub-Advisor:               A I M Capital Management, Inc.
                           11 Greenway Plaza, Suite 100
                           Houston, Texas 77046-1173
                           Attention: Nancy L. Martin
                           General Counsel

14. Indemnification. The Sub-Advisor agrees to indemnify and hold harmless Investment Manager, any affiliated person within the meaning of Section 2(a)(3) of the ICA ("affiliated person") of Investment Manager and each person, if any who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("controlling person") Investment Manager, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which Investment Manager or such affiliated person or controlling person may become subject under the 1933 Act, the ICA, the Advisers Act, under any other statute, at common law or otherwise, arising out of Sub-Advisor's responsibilities as portfolio manager of the Portfolio (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by Sub-Advisor, any of Sub-Advisor's employees or representatives or any affiliate of or any person acting on behalf of Sub-Advisor, or (2) as a result of any untrue statement or alleged untrue statement of a material fact relating to the Sub-Advisor or the investment program for the Portfolio contained in a prospectus or statement of additional information covering the Portfolio or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein such a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished or commented upon by the Sub-Advisor to the Investment Manager, the Trust or any affiliated person of the Investment Manager or the Trust expressly for use in such a prospectus or statement of additional information or upon verbal information confirmed by the Sub-Advisor in writing or (3) to the extent of, and as a result of, a violation by the Sub-Advisor of the requirements of the ICA governing executions of Portfolio transactions;
provided, however, that in no case is Sub-Advisor's indemnity in favor of Investment Manager or any affiliated person or controlling person of Investment Manager deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; and, provided further, that in the case of an alleged untrue statement or omission of a material fact for which the Sub-Advisor provides this indemnity, the Investment Manager shall reimburse the Sub-Advisor for all amounts paid pursuant to this indemnity unless a court of competent jurisdiction shall issue a final judgment finding that such an untrue statement or omission of material fact did occur; and, provided further, that in no event shall Sub-Advisor be required to indemnify the Investment Manager for any consequential damages.

         The Investment Manager agrees to indemnify and hold harmless Sub-Advisor, any affiliated person of Sub-Advisor and each controlling person of Sub-Advisor, if any, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which Sub-Advisor or such affiliated person or controlling person may become subject under the 1933 Act, the ICA, the Advisers Act, under any other statute, at common law or otherwise, arising out of Investment Manager's responsibilities as investment manager of the Portfolio (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by Investment Manager, any of Investment Manager's employees or representatives or any affiliate of or any person acting on behalf of Investment Manager, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Portfolio or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein such a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon and in conformity with written information furnished or commented upon by Sub-Advisor or any affiliated person of the Sub-Advisor expressly for use in such a prospectus or statement of additional information or other than upon verbal information confirmed by the Sub-Advisor in writing; provided, however, that in no case is Investment Manager's indemnity in favor of Sub-Advisor or any affiliated person or controlling person of Sub-Advisor deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; and, provided further, that in no event shall Investment Manager be required to indemnify the Sub-Advisor for any consequential damages.

15. Warranty. The Investment Manager represents and warrants that (i) the appointment of the Sub-Advisor by the Investment Manager has been duly authorized and (ii) it has acted and will continue to act in connection with the transactions contemplated hereby, and the transactions contemplated hereby are, in conformity with the ICA, the Trust's governing documents and other applicable laws.

         The Sub-Advisor represents and warrants that it is authorized to perform the services contemplated to be performed hereunder.

16. Governing Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the ICA or the Advisers Act shall be resolved by reference to such term or provision of the ICA or the Advisers Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the ICA or the Advisers Act. In addition, where the effect of a requirement of the ICA or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. To the extent federal law does not apply, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

The effective date of this agreement is October 1, 1999.

FOR THE INVESTMENT MANAGER:             FOR THE SUB-ADVISOR:



__________________________________      ______________________________
John Birch

Senior Vice President &
Chief Operating Officer

Date:                                    Date:
      _______________________                   _____________________


Attest:                                  Attest:
       ___________________________              ____________________________